Exhibit 10.6

PRIVATE AGREEMENT

MASTER AGREEMENT

between

BIOSEARCH ITALIA S.p.A. - in the person of its pro tempore legal representative, having its registered office at Via Terraggio 17, Milan, Tax and VAT No. 11922440158, and Milan Companies Registry no. 1523129

(hereinafter referred to as “Biosearch”)

and

GRUPPO LEPETIT S.p.A. - in the person of its pro tempore legal representative, having its registered office at Via R. Lepetit 8, Lainate (MI), Milan, Tax and VAT No. 0079596015, and Milan Companies Registry no. 22409

(hereinafter referred to as “Lepetit”)

WHEREAS

•	Biosearch wishes to industrially produce some molecules invented by it and for which has the necessary technology ([*]) and stock;

•	As Biosearch does not have production facilities of its own, it has asked Lepetit whether the latter would be willing to collaborate with it in industrially producing the molecules concerned, also participating in adapting the relevant production methods and development activities, understood in the sense of improving processes and methods, were such to prove necessary or be expressly requested of it by Biosearch;

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

•	Lepetit possesses the required competencies as well as manufacturing facilities at its plant in Brindisi (hereinafter the “Plant”) and is willing to work with Biosearch subject to adapting the facilities at the Plant if necessary;

•	the parties have already negotiated some aspects of their reciprocal relations, as evidenced in the minutes of the meeting held in Frankfurt on 18 August 1998 and the letter of 9 July 1998, both of which are considered as preparatory by the parties;

•	the parties now wish to agree some principles on the basis of which their future co-operation will be regulated.

THEREFORE BIOSEARCH AND LEPETIT AGREE AS FOLLOWS

1.	In the event that Biosearch wishes to proceed with production of some of the molecules owned by it, for production itself as well as for activities deriving from or related thereto (engineering, maintenance, quality control, quality assurance, stocks) and the adaptation of production methods for industrial purposes, Biosearch undertakes to negotiate in good faith and in advance with Lepetit - for each molecule - the contracts governing the activities carried out by each of the parties subject to the principles set forth hereunder.

2.	Should it prove necessary to adapt the facilities at the Plant in order to produce the new molecules, the parties hereby agree that the costs of purchasing new equipment, including engineering and installation, shall

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

be [*] which in such instance, assuming all liability in this regard (technical solutions, etc.) shall remain the owner of the equipment.

In such case the equipment [*] for a duration equal to that of the co-operation between them and shall be used strictly for [*] production unless otherwise agreed by the parties. It is further expressly agreed that upon cessation of the relationship between Lepetit and Biosearch, the latter shall proceed at its own risk and expense to disassemble the equipment unless a different solution is agreed between the parties.

3.	Should it prove necessary for certain molecules that Lepetit collaborate in development activities, understood in the sense of improving processes and methods, the parties undertake to negotiate in good faith specific agreements covering such activities, which will be carried out by Lepetit through its own technical and scientific resources. For development activities a fee will be agreed in accordance with what has already been discussed in the preparatory agreements referred to in the recitals.

Ownership of all rights deriving from the development activities commissioned from Lepetit and performed in collaboration with Lepetit, patentable or otherwise, shall belong to Biosearch, which will thus have title to all the relevant patents rights, if any, subject to the right of the inventor to be recognised as such. Accordingly, Biosearch shall be entirely responsible for the development process.

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.	The parties shall negotiate specific agreements concerning production of the active ingredient at the Plant, reaching an agreement in good faith on the fee payable for manufacturing, the purchase of the raw material that Lepetit will have to use to produce the active ingredient from the stock and the duration. The fee payable by Biosearch for production will be revised each year on the basis of increases in the ISTAT index relative to labour costs in the chemical industry or analogous indices that will be applied after the changeover to the euro. It shall be further provided that [*] for the active ingredient for the [*] just as [*] such that the latter will make available a specific and validated production line for Biosearch for the entire duration of the contract. Biosearch will be entitled nonetheless to [*] in order to ensure [*]. Such [*],[*], shall be assigned solely the [*] to maintain the agreement operational and in no case may [*] save where such need arises as a result of negligence or fault on the part of Lepetit.

In the event that [*], Biosearch shall be entitled to withdraw from the production agreement subject to giving adequate notice of at least [*].

5.	The parties shall enter either into separate agreements regulating the [*] loan, the development activities (if any) and production or into a single agreement depending on what is most appropriate.

6.	The parties undertake in any case not to disclose to third parties any information which may be exchanged in relation to the stock and elaborated active ingredients and more in general all of the activities that

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

could be carried out together by the parties as well as any information in connection with development. Each party will ensure that such secrecy obligations are observed by their employees who are directly or indirectly involved in the activities concerned.

7.	All of the agreements that the parties enter into will be subject to registration.

8.	Should changes take place in the Biosearch’s [*] or should its [*], Biosearch shall notify Lepetit accordingly within [*] of such change occurring. Lepetit shall have the right, within [*] of receipt of such notice, to terminate this Agreement subject to giving adequate notice of at least [*].

9.	The obligations assumed by the parties hereunder shall remain valid for [*] from the date of execution of this Agreement and may be amended by the parties only by written agreement between them.

10.	The Courts of Milan shall have exclusive jurisdiction over any dispute that may arise between the parties in relation to the interpretation and/or performance of the provisions of this Agreement.

Milan,

Gruppo Lepetit S.p.A.

Biosearch Italia S.p.A.

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.